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                                                                   EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent to the use of our report on New ManorCare Health Services, Inc. dated September 14, 1997 included in or made a part of this registration statement, and the incorporation by reference in this registration statement of our report on Manor Care, Inc. dated June 27, 1997 (except for the transaction as discussed in the footnote entitled "Discontinued Assisted Living, Pharmacy and Home Health Operations" which is dated September 14, 1997) included in Manor Care, Inc.'s Form 8-K dated September 15, 1997, and included in or made a part of this registration statement, and to all references to our Firm included in this registration statement.

Washington, D.C.,

December 15, 1997